Exhibit 99.1

Investment Technology Group, Inc. 380 Madison Avenue, New York, NY 10017 (212) 588-4000

FOR IMMEDIATE RELEASE

Contacts:
Howard C. Naphtali		Elise Wilkinson
Chief Financial Officer		Investor Relations
(212) 444-6160	(212) 444-6245

ITG Reports 2003 Results

International Operations Achieve Record Results

NEW YORK, NY, January 27, 2004 - Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based equity trading services, today announced that for the fourth quarter ended December 31, 2003, revenues were $86.5 million, net income was $12.5 million and diluted earnings per share were $0.27.

To ensure a clear understanding of these financial results, we are separately identifying certain non-recurring items pertaining to a tax settlement and asset impairment write-downs. Excluding these items, net income was $12.2 million and diluted earnings per share were $0.26.

Revenues rose 1% from third quarter 2003 levels while net income grew 11% and earnings per share were up 13%.  Compared to the fourth quarter of 2002, revenues declined 8% while net income increased 3% and earnings per share grew 8%.  Excluding non-recurring charges in both periods, revenues, net income and earnings per share declined 8%, 25% and 24%, respectively.

For the year ended December 31, 2003, ITG’s total revenues were $334.0 million, net income was $42.0 million and diluted earnings per share were $0.89, a decline of 14%, 47% and 44%, respectively, versus the prior year, excluding non-recurring charges in both years.

ITG’s international business achieved record revenues and pre-tax results for both the fourth quarter and the full year, aided in part by the weakness of the U.S. dollar. International revenues for the fourth quarter were $17.9 million, a $4.5 million (or 34%) increase over last year’s fourth quarter, with $2.2 million of this growth due to currency fluctuations. For the year, International revenues were $60.2 million, an $18.7 million (or 45%) increase over last year, with $5.6 million of this growth due to currency fluctuations.

Revenues in Europe were up 9% to $7.3 million for the fourth quarter and up 33% to $26.0 million for the year. Revenues in Canada were up 78% to $7.1 million for the fourth quarter and up 49% to $22.7 million for the year. Revenues in Australia were up 67% to $2.0 million for the fourth quarter and up 24% to $6.2 million for the year. Revenues in Hong Kong were up 7% to $1.5 million for the fourth quarter and up 179% to $5.3 million for the year (due to the acquisition of Hoenig in September 2002).

Overall, ITG’s International business posted its first pre-tax profit in the fourth quarter of $39,000 ($563,000 excluding non-recurring items) representing a $2.5 million improvement over the fourth quarter 2002 (excluding non-recurring items) with $538,000 of this improvement due to currency fluctuations.  For the year, pre-tax losses, excluding these non-recurring items, from International operations were reduced 57% to $4.0 million versus $9.4 million in 2002, with $487,000 of this improvement due to currency fluctuations.

“2003 was a record year for our International operations,” said Robert J. Russel, ITG’s President and Chief Executive Officer.  “We are extremely proud of the strong results they have achieved and encouraged by our first ever pre-tax profit from the International group. Although market circumstances are likely to return this segment to a loss in the first quarter of 2004, our fourth quarter results confirm our ability to achieve profitability in this segment of our business. We expect our International operations to continue to produce double digit revenue growth in 2004 and look forward to posting consistently profitable pre-tax results beginning in the middle of the year.”

For the company overall, revenues per trading day in the fourth quarter of 2003 for the Electronic Trading Desk, POSIT and Client-Site Trading Products declined 9%, 3% and 21%, respectively, versus the fourth quarter of 2002. For the year, revenues per trading day for the Electronic Trading Desk increased 7% while declining 18% for POSIT and 30% for Client-Site Trading Products.

In the U.S. (excluding Hoenig), ITG’s trading volume for the fourth quarter of 2003 was 4.8 billion shares (averaging 72.8 million shares per trading day) compared to 5.4 billion shares in the fourth quarter of 2002 (averaging 82.6 million shares per trading day).  On a consolidated basis including international operations and Hoenig, total 2003 trading volume was approximately 10.4 billion shares for the fourth quarter and 38.9 billion shares for the year.

“Our domestic business faced significant headwinds in 2003,” said Mr. Russel.  “While we expect market conditions in the U.S. to remain challenging, we are encouraged by early signs of progress in our growth strategy with respect to Client-Site Trading products, where we recently launched two new products, and Analytical Products where we continue to produce best in class value-added trading tools.”

For ITG overall, excluding non-recurring items, pre-tax margins for the fourth quarter were 23.4%, up from 22.7% in the third quarter but down from 28.4% in the prior year’s fourth quarter.  For the year, ITG’s overall margins, excluding these non-recurring items, declined to 21.6% from 34.3% in 2002.

NON-RECURRING ITEMS

In the fourth quarter, ITG formally settled a long-standing Internal Revenue Service examination of research and development tax credits taken on ITG’s federal income tax returns prior to 1996 which yielded a $2.2 million improvement to net income.

In addition, we recorded asset impairment charges totaling $2.7 million, principally pertaining to two New York Stock Exchange seats and our trading rights in Hong Kong which have been written down to their fair market value.

A full reconciliation of these non-recurring items is included in the table entitled “Reconciliation of U.S. G.A.A.P. Results to Pro-Forma Results” and in the Investor Relations section of ITG’s website.

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss fourth quarter results. Those wishing to listen to the call should dial 1-800-361-0912 at least 10 minutes prior to the start of the call to ensure connection. For those unable to listen to the live broadcast of the call, a week-long replay will be available by dialing 888-203-1112 and entering the pass code 731355, and a two week-long replay will be available on ITG’s website at http://www.itginc.com starting approximately 2 hours after the completion of the call.

About ITG

ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity-trading services and transaction research to institutional investors and brokers, ITG services help clients to access liquidity, execute trades more efficiently, and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT, the world’s largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG’s leading-edge Client Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit http://www.itginc.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the

United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

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INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(unaudited)		(unaudited)

Revenues:
Commissions:
POSIT	$31,109	$31,540	$126,729	$155,060
Electronic Trading Desk	32,549	35,288	119,355	111,703
Client-Site Trading Products	19,600	24,281	77,554	111,333
Other	3,259	2,462	10,354	9,485
Total revenues	86,517	93,571	333,992	387,581

Expenses:
Compensation and employee benefits	29,836	29,997	118,070	114,402
Transaction processing	12,756	13,727	46,316	50,459
Software royalties	4,367	3,772	16,894	19,643
Occupancy and equipment	7,431	7,574	31,149	28,017
Telecommunications and data processing services	4,630	4,888	18,334	17,453
Restructuring charges	—	5,874	—	5,874
Other general and administrative	9,536	7,053	33,528	24,480
Total expenses	68,556	72,885	264,291	260,328

Income before income tax expense	17,961	20,686	69,701	127,253

Income tax expense	5,504	8,620	27,748	53,443

Net income	$12,457	$12,066	$41,953	$73,810

Earnings per share:

Basic	$0.27	$0.25	$0.89	$1.52

Diluted	$0.27	$0.25	$0.89	$1.51

Basic weighted average number of common shares outstanding	46,257	47,785	46,996	48,464

Diluted weighted average number of common shares outstanding	46,284	47,927	47,016	49,003

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	December 31,
	2003	2002
	(unaudited)
Assets
Cash and cash equivalents	$239,013	$180,970
Cash restricted or segregated	11,892	12,302
Securities owned, at fair value	24,174	75,644
Receivables from brokers, dealers and other, net	219,860	159,293
Investments in limited partnerships	19,529	26,104
Premises and equipment	25,088	28,999
Capitalized software	6,575	6,582
Goodwill	77,143	77,533
Other intangibles	4,747	5,034
Deferred taxes	12,147	9,740
Other assets	9,680	12,053
Total assets	$649,848	$594,254

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$82,554	$83,350
Payables to brokers, dealers and other	187,764	139,138
Software royalties payable	4,209	4,122
Securities sold, not yet purchased, at fair value	1,264	37
Income taxes payable	12,754	11,098
Total liabilities	288,545	237,745

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, par value $0.01; shares authorized: 1,000,000; shares issued: none	—	—
Common stock, par value $0.01; shares authorized: 100,000,000; shares issued: 51,262,743 and 51,220,201 at December 31, 2003 and 2002 respectively	513	512
Additional paid-in capital	157,319	155,085
Retained earnings	333,978	292,025
Common stock held in treasury, at cost; shares: 6,522,464 and 3,689,722 at December 31, 2003 and 2002, respectively	(138,641)	(92,471)
Accumulated other comprehensive income: Currency translation adjustment	8,134	1,358
Total stockholders’ equity	361,303	356,509
Total liabilities and stockholders’ equity	$649,848	$594,254

INVESTMENT TECHNOLOGY GROUP, INC.

Reconciliation of US GAAP Results to Pro Forma Results (unaudited)

In evaluating the Company’s financial performance, management reviews operating results from operations, which excludes non-operating or one-time charges.  Pro forma earnings per share is a non-GAAP (generally accepted accounting principles) performance measure, but the Company believes that it is useful to assist investors in gaining an understanding of the trends and operating results for the Company’s core businesses. Pro forma earnings per share should be viewed in addition to, and not in lieu of, the Company’s reported results under US GAAP.

The following is a reconciliation of US GAAP results to pro forma results for the periods presented (in thousands except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Total revenues	$86,517	$93,571	$333,992	$387,581

Total expenses	68,556	72,885	264,291	260,328
Less:
Asset impairment charges (1)	(2,747)	—	(2,747)	—
Restructuring charges	—	(5,874)	—	(5,874)
Add:
Interest on tax settlement (2)	454	—	454	—
Pro forma expenses	66,263	67,011	261,998	254,454

Income before income tax expense	17,961	20,686	69,701	127,253
Effect of pro forma adjustments	2,293	5,874	2,293	5,874
Pro forma income before income tax expense	20,254	26,560	71,994	133,127

Income tax expense	5,504	8,620	27,748	53,443
Tax settlement (2)	1,696	—	1,696	—
Tax effect of pro forma adjustments	855	1,763	855	1,763
Pro forma income tax expense	8,055	10,383	30,299	55,206

Net income	12,457	12,066	41,953	73,810
Net effect of pro forma adjustments	(258)	4,111	(258)	4,111
Pro forma net income	$12,199	$16,177	$41,695	$77,921

Diluted earnings per share	$0.27	$0.25	$0.89	$1.51
Net effect of pro forma adjustments	(0.01)	0.09	—	0.08
Pro forma diluted earnings per share	$0.26	$0.34	$0.89	$1.59

Notes:

(1)           Pertains principally to write-down of two New York Stock Exchange seats that ITG obtained as part of the Hoenig acquisition when the market value of the seats was $2.5 million each.  Since the current market environment has led to a reduction in NYSE seat prices, we have taken a $2 million impairment write-down to reflect the fair value of these seats at $1.5 million each.  Similarly, our trading rights in Hong Kong have also been written down to their fair market value.

(2)           In the fourth quarter, ITG resolved a long-standing Internal Revenue Service examination of research and development tax credits taken on ITG’s federal income tax returns prior to 1996. As a result of this settlement, approximately $1.9 million of tax reserves together with $454,000 of related interest expense that had been accrued as a pre-tax item were reversed into income.